                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                             April 25, 2005

For further information contact:                  Rick Preckel
                                                  Director of Investor Relations
                                                  636-733-1600

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                            MAVERICK TUBE CORPORATION
            Reports First Quarter Results including Record Net Sales

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St. Louis, April 25, 2005 ---- Maverick Tube Corporation (NYSE:MVK) announced today its results for the quarter ended March 31, 2005. The Company reported net income for the first quarter of $31.2 million, or $0.72 per diluted share, compared to net income in the same quarter last year of $28.7 million, or $0.68 per diluted share, and net income of $38.5 million, or $0.90 per diluted share, in the fourth quarter 2004. Net sales were a record $446.5 million for the quarter ended March 31, 2005, up from net sales of $311.3 million for the first quarter 2004, and $396.2 million for the fourth quarter 2004.

Sales of energy products recorded in the first quarter 2005 increased 58.9% to $333.6 million from $210.0 million in the first quarter 2004, and 12.7% from $295.9 million in the fourth quarter 2004. First quarter 2005 selling prices were up 71.3% over first quarter 2004 and marginally over fourth quarter 2004. Energy shipments in the first quarter 2005 decreased 7.2% to 241,596 tons from 260,443 tons for the first quarter 2004, but were up 12.0% relative to fourth quarter 2004 shipments of 215,667 tons. The results were due in part to increases in rig counts, driving demand for our energy products. U.S. active rigs running increased 14.3% over the first quarter 2004 and 2.4% over the fourth quarter 2004. The Canadian rig count decreased 1.3% over the first quarter 2004, but increased 24.0% over the fourth quarter 2004.

Sales of industrial products recorded in the first quarter 2005 increased 11.4% to $112.9 million from $101.3 million in the first quarter 2004 and increased 12.5% from $100.3 million in the fourth quarter 2004. First quarter 2005 industrial shipments decreased 33.8% to 78,673 tons from the first quarter 2004 shipments of 118,847 tons, but were up 28.2% relative to fourth quarter 2004 shipments of 61,377 tons. Average selling prices in the first quarter 2005 increased 68.3% over first quarter 2004, but decreased 12.2% from fourth quarter 2004.

C. Robert Bunch, the Company's Chairman and Acting Chief Executive Officer, said, "We are very pleased with our first quarter results. As anticipated, our first quarter results were impacted by the higher steel costs we incurred late last year. The performance of our energy segment was better than expected during the quarter, reflecting continued heavy demand for our energy products. We have also seen some substantial contributions from our energy-focused acquisitions and capacity expansions completed in the last few years. The performance of our industrial product segment, while much improved from the fourth quarter 2004, was below our expectations. We believe conduit volumes were off primarily due to a slower than anticipated start to the construction season. With respect to our conduit consolidation plan, construction has been delayed into the second quarter due to certain permitting delays, with a corresponding delay in completion."

Mr. Bunch continued, "We are very excited about the balance of 2005. We anticipate that global drilling activity will remain robust and North American supply factors will benefit U.S. and Canadian producers. In addition, we anticipate that lower priced steel should begin to improve our margins starting in the second quarter, with the full impact expected by year-end. We believe Maverick is well positioned to take advantage of these market conditions."

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Maverick Tube Corporation is a leading North American producer of welded tubular steel products used in energy applications (oil country tubular goods, line pipe, coiled tubing and couplings) and industrial applications (steel electrical conduit, hollow structural sections, standard pipe, pipe piling and mechanical tubing products).

This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under "Risk Factors" and elsewhere in Maverick's Form 10-K for its year ended December 31, 2004.

Any financial or statistical information presented during the call can be accessed by clicking on the Investor Relations page of Maverick's website, located at http://www.mavericktube.com. Such financial or statistical information may include any non-GAAP measures, the most directly comparable GAAP measures, and a reconciliation to GAAP results.


                               - Table attached -


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                            MAVERICK TUBE CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      For the Quarter Ended March 31, 2005
                      (In thousands, except per share data)
            (Unaudited, except December 31, 2004 balance sheet data)

                                                                QUARTER ENDED
                                                                  MARCH 31,
                                                             2005             2004
                                                         ------------     ------------
Net sales                                                $    446,484     $    311,298
Cost of goods sold                                            376,655          240,758
                                                         ------------     ------------
Gross profit                                                   69,829           70,540
Selling, general and administrative                            17,890           17,219
Sales commissions                                               2,873            2,422
                                                         ------------     ------------
Income from operations                                         49,066           50,899
Interest expense                                                2,493            2,618
                                                         ------------     ------------
Income before income taxes and cumulative effect of
     accounting change                                         46,573           48,281
Provision for income taxes                                     15,358           17,956
                                                         ------------     ------------
Income before cumulative effect of accounting change           31,215           30,325
Cumulative effect of accounting change (1)                         --           (1,584)
                                                         ------------     ------------
Net income                                               $     31,215     $     28,741
                                                         ============     ============
Diluted earnings per share before cumulative
   effect of accounting change                           $       0.72     $       0.72
                                                         ============     ============
Diluted earnings per share (2)                           $       0.72     $       0.68
                                                         ============     ============
Average shares deemed outstanding (2)                      43,481,348       42,413,198
                                                         ============     ============

OTHER DATA:
Depreciation and amortization                            $      7,535     $      6,276
Capital expenditures                                           13,326            5,571


                                                  MARCH 31, 2005   DECEMBER 31, 2004
                                                  --------------   -----------------
BALANCE SHEET DATA:
Working capital                                    $  528,974        $  471,083
Property, plant & equipment - net                     215,885           211,534
Goodwill & intangibles                                116,875           120,506
Total assets                                        1,017,355         1,002,437
Current maturities of long-term debt                      831             3,298
Long-term revolving credit facility                    81,593            54,660
Convertible debt                                      120,000           120,000
Other long-term debt (less current maturities)          2,637             2,981
Stockholders' equity                                  630,692           595,664



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(1)      The Company adopted FASB Interpretation No. 46, "Consolidation of
         Variable Interest Entities, an Interpretation of ARB No. 51" on March 31, 2004, requiring consolidation of our former Drawn Over Mandrel facility resulting in a cumulative effect charge.

(2) The dilutive effect of our contingently convertible debt has been calculated on the if-converted method for the $4.5 million which remains outstanding under the terms of the original debt issued in June, 2003 and on a treasury stock method for the $115.5 million which was exchanged into net share settlement convertible debt on December 29, 2004.



                                Average Rig Count

                                          QUARTER ENDED
                                            MARCH 31,
                                         2005      2004
                                         -----     -----

Average U.S. Rig Count                   1,279     1,119
Average Canadian Rig Count                 521       528
Average North American Workover Rigs     1,977     1,687
International Rig Count                    876       797


4/25/05